Exhibit 99.1

For Immediate Release

Gevo Reports First Quarter 2011 Financial Results

- Company signs second letter of intent for retrofit with joint venture partner

- Groundbreaking for retrofit of Luverne, MN plant set for May 31, 2011

ENGLEWOOD, Colo. — May 6, 2011 — Gevo, Inc. (NASDAQ: GEVO), a renewable chemicals and advanced biofuels company, today announced its financial results for the first quarter ended March 31, 2011 and key recent corporate highlights, in particular, the signing of a second letter of intent with a potential joint venture partner.

“We are pleased to have recently completed our successful initial public offering and to be operating as a public company,” said Dr. Patrick Gruber, Chief Executive Officer of Gevo. “We look forward to reporting a number of exciting upcoming milestones for the company, including breaking ground on the retrofit of our production plant in Luverne, Minnesota later this month and the scheduled commercial production of isobutanol in the first half of 2012. We expect to add additional production sites and continue to sign agreements with prospective customers in each of our target markets. These milestones will further demonstrate the strong commercial potential of our business in the near-term.”

Gevo also announced today that it signed its second letter of intent in April 2011 with a potential ethanol plant joint venture partner to retrofit that plant to produce isobutanol. This letter of intent is in addition to one entered into with a US Midwest-based 50 MGPY ethanol plant that was announced in November 2010. With these two letters of intent, Gevo is now negotiating definitive joint venture agreements for approximately 100 MGPY of additional isobutanol capacity. The Company also continues to pursue discussions with other potential production partners.

Financial Highlights

Revenues for the first quarter of 2011 were $15.3 million compared to $0.3 million in the same period in 2010, as a result of revenues from the Company’s acquisition of Agri Energy in Luverne, MN, which was completed in September 2010. Research and development expense decreased to $3.3 million in the first quarter of 2011, from $4.7 million for the same period in 2010, primarily as a result of recording a license milestone of $1.6 million in the first quarter of 2010. Selling, general and administrative expense for the first quarter of 2011 increased to $5.2 million from $2.6 million for the same period in 2010, due primarily to increased headcount and $1.1 million of non-cash compensation charges for stock-based compensation, as well as initial compliance activities as a public company. The net loss for the first quarter of 2011 was $9.3 million compared to $7.9 million for the first quarter of 2010.

Gevo reported cash and cash equivalents on hand of $116.5 million as of March 31, 2011. This included net proceeds of $110.4 million from the Company’s initial public offering completed in February 2011.

Additional Corporate Highlights

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Gevo and LANXESS Inc. (LANXESS) entered into an exclusive supply agreement in January 2011, which grants Gevo an exclusive first right to supply LANXESS and its affiliates with biobased isobutanol during an initial ten year term.

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Gevo and Mustang Engineering, LP entered into an engineering and consulting agreement to convert Gevo’s renewable isobutanol to bio-jet fuel focused on the downstream processing of isobutanol to kerosene (jet fuel) for jet engine testing, airline suitability flights and advancing commercial deployment.

•

Gevo sold sample volumes of biobased para-xylene made from isobutanol to an international brand owner for the production of a 100% plant-based bottle made from polyethylene terephthalate (PET) and provided biobased para-xylene made from isobutanol to other large brand owners in the PET supply chain for evaluation and production of fully renewable PET.

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Three of Gevo’s US patent applications were accepted by the U.S. Patent and Trademark Office’s (USPTO) Green Technology Pilot Program in March 2011. This program was designed to accelerate the examination and issuance of certain “green” technology patent applications.

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On March 25, 2011, Gevo filed its answer in Delaware District Court to the patent infringement complaint filed on January 14, 2011 by Butamax Advanced Biofuels LLC, denying all allegations of infringement.

Upcoming Milestones

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Gevo has scheduled the groundbreaking ceremony for the retrofit of its first commercial isobutanol plant in Luverne, Minnesota for May 31, 2011. Initial commercial production of isobutanol is planned for the first half of 2012.

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Gevo expects to sign the joint venture agreement for its second commercial plant in the first half of 2011. Commercial production of isobutanol at this plant is scheduled to commence in the fourth quarter of 2012.

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Gevo announced that its “fit for purpose” testing of bio-jet fuel produced from isobutanol at the Air Force Research Laboratory is advancing with a final report expected in June 2011. Once successfully completed, Gevo will initiate jet engine testing with engine manufacturers.

Webcast and Conference Call Information

Patrick R. Gruber, Ph.D., Chief Executive Officer, and Mark Smith, Chief Financial Officer, will host a conference call today at 8:30 a.m. EDT (6:30 a.m. MDT) to review the Company’s first quarter 2011 results.

To participate in the conference call, please dial 1-866-543-6411 (inside the US) or 1-617-213-8900 (outside the US) and reference the access code 24808364. The presentation will be available via a live webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=238618&eventID=3973696.

A replay of the call will be available one hour after the conference call ends on May 6, 2011 until Midnight EDT on June 5, 2011. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 30385531. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is developing capital efficient biorefinery systems to provide renewable, cost-effective building block products to the chemical and fuel industries. The Company seeks to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These forward-looking statements include, without limitation, statements regarding Gevo’s expectations regarding the timeline of its commercial production of isobutanol and completion of a joint venture agreement for the retrofit of its second commercial plant. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2010, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Total revenues	$15,281,000	$330,000
Cost of Goods Sold	(15,193,000)	—

Gross Margin	88,000	330,000

Operating Expenses:
Research and development	(3,266,000)	(4,668,000)
Selling, general and administrative	(5,234,000)	(2,642,000)

Total operating expenses	(8,500,000)	(7,310,000)

Loss from Operations	(8,412,000)	(6,980,000)

Other (Expense) Income:
Interest expense	(892,000)	(308,000)
Interest and other income	50,000	19,000
Loss from change in fair value of warrant liabilities	(29,000)	(590,000)

Other expense—net	(871,000)	(879,000)

Net Loss	(9,283,000)	(7,859,000)

Deemed dividend—amortization of beneficial conversion feature	(1,094,000)	(21,000)

Net Loss Attributable to Gevo, Inc. Common Stockholders	$(10,377,000)	$(7,880,000)

Net loss per share attributable to Gevo, Inc. common stockholders—basic and diluted	$(0.76)	$(7.02)

Weighted-average number of common shares outstanding—basic and diluted	13,744,337	1,123,045

Non-GAAP Financial Information

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Gevo Development / Agri-Energy
Loss from Operations	$(413,000)	$(400,000)
Depreciation and Amortization	512,000	—

Adjusted Earnings (Loss) before Interest, Taxes, Depreciation & Amortization	$99,000	$(400,000)

Gevo, Inc.
Loss from Operations	$(7,999,000)	$(6,580,000)
Depreciation and Amortization	501,000	809,000
Non-Cash Stock-Based Compensation	1,321,000	184,000

Adjusted Loss before Interest, Taxes, Depreciation & Amortization	$(6,177,000)	$(5,587,000)

Gevo Consolidated
Loss from Operations	$(8,412,000)	$(6,980,000)
Depreciation and Amortization	1,013,000	809,000
Non-Cash Stock-Based Compensation	1,321,000	184,000

Adjusted Loss before Interest, Taxes, Depreciation & Amortization	$(6,078,000)	$(5,987,000)

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$116,483,000	$15,274,000
Accounts receivable	2,982,000	2,830,000
Inventories	5,233,000	3,765,000
Prepaid expenses, derivative asset, margin deposit and other current assets	1,871,000	2,025,000

Total current assets	126,569,000	23,894,000
Property, Plant and Equipment—Net	23,569,000	23,465,000
Restricted Certificate of Deposit—Less current portion	79,000	79,000
Deferred Offering Costs	—	3,152,000
Debt Issue Costs	851,000	929,000
Deposits and Other Assets	89,000	90,000

Total assets	$151,157,000	$51,609,000

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$5,896,000	$7,903,000
Current portion of secured long-term debt	1,855,000	1,785,000
Derivative liability	—	405,000
Fair value of warrant liabilities	—	2,034,000

Total current liabilities	7,751,000	12,127,000
Secured Long-Term Debt, less current portion	18,258,000	18,647,000
Other Liabilities	672,000	876,000

Total liabilities	26,681,000	31,650,000

Stockholders’ Equity
Convertible preferred stock	—	146,000
Common stock	260,000	12,000
Additional paid-in capital	219,920,000	105,128,000
Deficit accumulated during development stage	(95,704,000)	(85,327,000)

Total stockholders’ equity	124,476,000	19,959,000

Total liabilities and stockholders’ equity	$151,157,000	$51,609,000

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Jackie Kolek, Peppercom (media)

212-931-6166

jkolek@peppercom.com

Julia Avery, Stern Investor Relations, Inc. (investors)

212-362-1200

julia@sternir.com